Tango Therapeutics Reports Second Quarter 2023 Financial Results

and Provides Business Highlights

– First patient dosed in phase 1/2 trial of TNG462, a next-generation PRMT5 inhibitor for the treatment of MTAP-deleted tumors –

– Dose escalation ongoing in phase 1/2 trial of TNG908, a novel brain-penetrant PRMT5 inhibitor for the treatment of MTAP-deleted tumors –

– First patient dosed in phase 1/2 trial of TNG260, a first-in-class CoREST complex inhibitor, with pembrolizumab for the treatment STK11-mutant cancers –

– Alan Huang, Ph.D. to step down as Chief Scientific Officer in October 2023; Jannik Andersen, Ph.D., to be appointed as his successor –

BOSTON, Mass. – August 7, 2023 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a clinical-stage biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the second quarter ended June 30, 2023, and provided business highlights.

“We have significantly advanced our pipeline since the first quarter, including bringing two novel agents into phase 1/2 clinical trials. In July, the first patient was dosed with TNG462, our next-generation MTA-cooperative PRMT5 inhibitor for MTAP-deleted cancers, and TNG908, our brain-penetrant MTA-cooperative PRMT5 inhibitor, continues to progress in dose escalation. These two trials underscore our commitment to delivering important treatments for the broad range of patients with MTAP-deleted cancers. Additionally, we dosed the first patient in our phase 1/2 trial of TNG260, a first-in-class CoREST complex inhibitor, in patients with STK11-mutant cancers, the large majority of which are inherently resistant to immune checkpoint inhibitor therapy,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics.

“Also of note, Alan Huang, Ph.D., will step down from his full-time role as Chief Scientific Officer and become a resident Science Advisor to Tango in early October. Alan plans to start a new company outside of our focus, which will incubate in Tango labs, facilitating his advisor role to Tango. Alan played a pivotal role founding Tango and has been an integral part of the Company from inception. He was central to creating and launching the Company, building a state-of-the-art CRISPR-based target discovery platform and our deep pipeline of novel programs. Jannik Andersen Ph.D., currently Head of Biology, will assume the role of Chief Scientific Officer, effective October 9. Jannik joined the Company in January 2019, and his leadership of our biology team has had tremendous impact on the Tango pipeline, including leading multiple programs from drug discovery into clinical development and advancing our pipeline of synthetic lethal precision oncology programs. As an internal candidate, Jannik will ensure the continuity of our preclinical work,” continued Dr. Weber.

Recent Business Highlights

Pipeline Update

TNG908 phase 1 dose escalation ongoing

•
As of May 9, 2023, 16 patients with MTAP-deleted solid tumors representing 12 histologies across four cohorts had been treated and dose escalation is continuing. Proof-of-mechanism for TNG908 as an MTA-cooperative PRMT5 inhibitor was demonstrated by marked SDMA reduction in MTAP-deleted cancer cells versus normal tissue. SDMA is a direct measure of TNG908 target engagement and PRMT5 inhibition.
•
TNG908 demonstrated favorable pharmacokinetics with dose-proportional increases in exposure across cohorts, and pre-treatment and on-treatment biopsies demonstrated dose-dependent decreases in tumor SDMA with minimal or no decrease in normal tissue.
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MTAP deletions occur in approximately 10%-15% of all human cancers, including 40% of glioblastoma (GBM).

TNG462, a potentially best-in-class MTA-cooperative PRMT5 inhibitor

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The first patient has been dosed in the TNG462 phase 1/2 clinical trial. The trial is evaluating TNG462 in patients with MTAP-deleted solid tumors. Unlike the TNG908 trial, glioblastoma will be excluded from the TNG462 clinical trial, as TNG462 does not cross the blood-brain barrier in preclinical models.
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TNG462 has the same mechanism of action as TNG908, with enhanced potency and selectivity in MTAP-deleted cell lines and patient-derived xenografts. In preclinical studies, TNG462 is 45X more selective for MTAP-deleted cancer cells versus normal cells and ~30X more potent than TNG908.

TNG260, a first-in-class, highly selective CoREST complex inhibitor

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The first patient has been dosed in the TNG260 phase 1/2 clinical trial. The trial is evaluating the safety, pharmacokinetics (PK), pharmacodynamics and efficacy of TNG260 in combination with pembrolizumab, with a one cycle single agent run-in phase to evaluate the safety and PK of TNG260 in patients with locally advanced or metastatic solid tumors with an STK11 loss-of-function mutation.
•
The CoREST (Co-repressor of Repressor Element-1 SilencingTranscription) complex plays a major role in regulating the expression of immunomodulatory proteins. In preclinical studies, TNG260 reverses the immune evasion effect of STK11 loss-of-function mutations, restoring sensitivity to an anti-PD-1 antibody, inducing complete remissions in the majority of animals and creating immune memory that prevents re-implantation and regrowth of the tumor.

•
In April 2023, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for TNG260 in combination with an anti-PD-1 antibody for the treatment of patients with previously treated advanced NSCLC with STK11-mutations.
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STK11 mutations occur in approximately 15% of NSCLC, 15% of cervical, 10% of carcinoma of unknown primary, 5% of breast and 3% of pancreatic cancers.

Upcoming Milestones

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TNG348 Investigational New Drug (IND) filing expected mid-2023.
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Additional data from the ongoing TNG908 clinical trial expected 2024.

Leadership Update

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Alan Huang, Ph.D., will step down as Chief Scientific Officer of Tango in October to become CEO of and launch a new company, unrelated to Tango’s focus. Tango President and CEO, Barbara Weber, M.D., and Alexis Borisy, Tango Board chairman, will serve on the newco Board of Directors. Tango received an equity stake in the newco in exchange for providing space and resources for the early phases of company development within Tango. The new company is currently in stealth mode and will operate in a distinct, non-competitive space.
•
Jannik Andersen, Ph.D., currently Senior Vice President of Biology, will be promoted to Chief Scientific Officer of Tango. Dr. Andersen, who joined the Company in January 2019, is a leading expert in basic and applied cancer research. Dr. Andersen has led the drug discovery efforts of multiple programs at Tango, including TNG908, TNG462, TNG260 and TNG348.
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Dr. Huang will serve as a resident Senior Advisor, focusing on functional genomics platform evolution, target discovery and validation.
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Both changes will become effective in October 2023.

Financial Results

As of June 30, 2023, the Company held $310.7 million in cash, cash equivalents and marketable securities, which the Company believes to be sufficient to fund operations into 2026.

Collaboration revenue was $9.6 million for the three months ended June 30, 2023, compared to $5.8 million for the same period in 2022, and $15.4 million for the six months ended June 30, 2023 compared to $11.5 million for the same period in 2022. The increase was due to higher research costs incurred under the collaboration resulting in higher collaboration revenue recognized.

License revenue was $5.0 million for the three and six months ended June 30, 2023, compared to $0 for both the three and six months ended June 30, 2022. The increase is the result of out-licensing a program to Gilead for $5.0 million during the second quarter of 2023.

Research and development expenses were $28.7 million for the three months ended June 30, 2023, compared to $23.7 million for the same period in 2022, and $56.7 million for the six months ended June 30, 2023 compared to $48.1 million for the same period in 2022. The change is primarily due to increased personnel-related costs to support our research and development activities.

General and administrative expenses were $9.2 million for the three months ended June 30, 2023, compared to $7.2 million for the same period in 2022, and $17.2 million for the six months ended June 30, 2023 compared to $14.0 million for the same period in 2022. The change was primarily due to increases in personnel-related costs.

Net loss for the three months ended June 30, 2023 was $20.7 million, or $0.23 per share, compared to a net loss of $24.9 million, or $0.28 per share, in the same period in 2022. Net loss for the six months ended June 30, 2023 was $48.7 million, or $0.55 per share, compared to a net loss of $50.1 million, or $0.57 per share, in the same period in 2022.

About Tango Therapeutics

Tango Therapeutics is a clinical-stage biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance and goals, the anticipated benefits of therapies and combination therapies (that include a Tango pipeline product), Tango’s expectations, beliefs and development objectives for Tango’s product pipeline and clinical trials. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “designed,” “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, implicit or explicit statements concerning the following include or constitute forward-looking statements: dose escalation is ongoing in phase 1/2 trial of TNG908; intended changes among the Company’s management team; TNG908 continues to progress in dose escalation; Tango’s commitment to delivering important treatments for the broad range of patients with MTAP-deleted cancers; TNG462, a potentially best-in-class MTA-cooperative PRMT5 inhibitor; the Company believes its cash, cash equivalents and marketable securities are sufficient to fund operations into 2026; TNG348 IND filing expected mid-2023; additional data from the ongoing TNG908 clinical trial expected 2024; the expected benefits of the Company's development candidates and other product candidates (as monotherapies or in combination); and the expected timing of: (i) development candidate declaration for certain targets, (ii) initiating IND-enabling studies; (iii) filing INDs; (iv) clinical trial initiation and (v) disclosing initial, interim and final clinical trial results. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Tango has limited experience conducting clinical trials (and will rely on a third party to operate its clinical trials) and may not be able to commence the clinical trial (including opening clinical trial sites, dosing the first patient, and enrolling and dosing an adequate number of clinical trial participants) when expected, may not be able to continue dose escalation on anticipated timelines, and may not generate results (including final or initial safety, efficacy data and proof-of-mechanism and proof-of-concept) in the anticipated timeframe (or at all); benefits of product candidates seen in preclinical analyses may not be evident when tested in clinical trials or when used in broader patient populations (if approved for commercial sale); Tango’s pipeline products may not be safe and/or effective in humans; Tango has a limited operating history and has not generated any revenue to date from product sales, and may never become profitable; other companies may be able to identify and develop product candidates more quickly than the Company and commercially introduce the product prior to the Company; the Company’s proprietary discovery platform is novel and may not identify any synthetic lethal targets for future development; the Company may not be able to identify development candidates on the schedule it anticipates due to technical, financial or other reasons; the Company may not be able to file INDs for development candidates on time, or at all, due to technical or financial reasons or otherwise; the Company may utilize cash resources more quickly than anticipated; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts (which may delay filing of INDs, dosing patients, reporting clinical trial results and filing new drug applications); we may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; the Company may not be able to realize the benefits of Fast Track designation (and such designation may not advance any anticipated approval timelines); Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; our products candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; our dependence on third parties for conducting clinical trials and producing drug product; our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad; and delays and other impacts on product development and clinical trials from the COVID-19 pandemic. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as supplemented and/or modified by its most recent Quarterly Report on Form 10-Q. You should not place undue reliance on forward-looking statements in this presentation, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin/Andrew Vulis
Argot Partners
tango@argotpartners.com

Media Contact:

Amanda Galgay
SVP, Corporate Communications, Tango Therapeutics
media@tangotx.com

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Collaboration revenue	9,598	5,771	15,364	11,529
License revenue	5,000	—	5,000	—
Total revenue	14,598	5,771	20,364	11,529
Operating expenses:
Research and development	28,671	23,741	56,710	48,071
General and administrative	9,174	7,232	17,188	14,039
Total operating expenses	37,845	30,973	73,898	62,110
Loss from operations	(23,247)	(25,202)	(53,534)	(50,581)
Other income, net	2,601	347	4,880	518
Provision for income taxes	(64)	(3)	(64)	(3)
Net loss	$(20,710)	$(24,858)	$(48,718)	$(50,066)

Net loss per common share – basic and diluted	$(0.23)	$(0.28)	$(0.55)	$(0.57)
Weighted average number of common shares outstanding – basic and diluted	88,354,590	87,839,804	88,281,368	87,775,440

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$66,052	$59,968
Marketable securities	244,600	306,165
Accounts receivable	—	2,000
Restricted cash	856	567
Prepaid expenses and other current assets	9,035	6,572
Total current assets	320,543	375,272
Property and equipment, net	10,881	10,884
Operating lease right-of-use assets	45,325	46,886
Restricted cash, net of current portion	2,567	3,423
Other assets	12	5
Total assets	$379,328	$436,470
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,793	$4,453
Accrued expenses and other current liabilities	13,185	17,495
Operating lease liabilities	1,807	1,770
Deferred revenue	33,848	31,792
Income tax payable	—	35
Total current liabilities	53,633	55,545
Operating lease liabilities, net of current portion	38,082	39,361
Deferred revenue, net of current portion	74,668	92,088
Total liabilities	166,383	186,994
Total stockholders’ equity	212,945	249,476
Total liabilities and stockholders’ equity	$379,328	$436,470